Exhibit 5.1

[BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP LOGO]

December 19, 2007

Old Second Bancorp, Inc.

37 S. River Street

Aurora, Illinois 60506

Re:                               Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Old Second Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the merger (the “Merger”) of HeritageBanc, Inc., an Illinois corporation (“HeritageBanc”), with and into a wholly-owned subsidiary of the Company, as described in the Registration Statement on Form S-4 to be filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (together with all amendments thereto, the “Registration Statement”).  You have requested our opinion concerning certain matters in connection with the Registration Statement.

We have made such legal and factual investigation as we deemed necessary for purposes of this opinion.  In our investigation, we have assumed the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such copies.

In arriving at the opinions expressed below, we have reviewed and examined the following documents:

(a)                                  the Articles of Incorporation and Bylaws of the Company, and all amendments thereto;

(b)                                 the Agreement and Plan of Merger among the Company, Old Second Acquisition, Inc. and HeritageBanc, dated as of November 5, 2007 (the “Merger Agreement”);

(c)                                  the Registration Statement, including the proxy statement-prospectus constituting a part thereof (the “Proxy Statement-Prospectus”); and

(d)                                 resolutions of the Board of Directors of the Company relating to the merger transaction.

Based upon the foregoing, but assuming no responsibility for the accuracy or the completeness of the data supplied by the Company and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that the shares of the Company’s common stock,

Old Second Bancorp, Inc.

December 19, 2007

$1.00 par value per share, to be issued to the shareholders of HeritageBanc as a result of the Merger, when issued by the Company pursuant to the Merger Agreement and in connection with the Merger, will be legally issued, fully paid and non-assessable shares of the Company; provided that the Merger has been consummated in accordance with the terms and conditions contained in the Merger Agreement.

We express no opinion with respect to any specific legal issues other than those explicitly addressed herein.  We assume no obligation to advise you of any change in the foregoing subsequent to the date of this opinion (even though the change may affect the legal conclusion stated in this opinion letter).

We hereby consent to be named in the Registration Statement and in the Proxy Statement-Prospectus contained therein as the attorneys who passed upon the legality of the common stock and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Barack Ferrazzano Kirschbaum & Nagelberg LLP

BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP